Exhibit 99a(1)

COVANSYS CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK UNDER THE 1996 COVANSYS CORPORATION STOCK OPTION PLAN

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME USA ON DECEMBER 13, 2002 UNLESS THE OFFER IS EXTENDED.

      Covansys Corporation is offering certain optionees the opportunity to exchange all outstanding options to purchase shares of our Common Stock under the 1996 Covansys Corporation Stock Option Plan (the “Plan”) for new options that we will grant to purchase shares of our Common Stock under the Plan (the “new options”). All options that are returned by optionees and accepted by Covansys for exchange will be canceled upon expiration of this offer. We will grant the new options on or about July 1, 2003 but in no circumstances earlier than six months and a day from the date of cancellation. If you choose to participate by exchanging any of your Covansys stock options, you must also exchange any Covansys stock options granted on or after May 1, 2002.

      We are making this offer upon the terms and subject to the conditions described in this “Offer to Exchange” and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the “offer”). This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to the conditions, which we describe in Section 6 of this offer.

      The new options will not be granted until on or about July 1, 2003 but in no circumstances earlier than six months and a day from the date of cancellation. You will be at risk during the period between the expiration date of this offer and the date on which your new options will be granted (the “cancellation period”). If for any reason you cease to serve as an employee of Covansys or its subsidiaries during the cancellation period, you will not be eligible to receive a new option. Similarly, if Covansys ceases to exist as an independent corporation during the cancellation period, either because it is acquired or for any other reason, or if you cease working for Covansys because your business unit has been sold or for any other reason, you will not be eligible to receive a new option at the end of the cancellation period.

      THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER HAS EVALUATED THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER COVANSYS CORPORATION NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

      Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol “CVNS.” On October 25, 2002, the last reported sale price of our common stock on the Nasdaq was $3.34 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

      You should direct questions regarding this offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to Nathaniel Walker, VP Compensation and Benefits at 32605 W. 12 Mile Suite 120, Farmington Hills, MI 48334.

IMPORTANT

      If you elect to exchange your options, you must complete and sign the Letter of Transmittal and return it to Covansys Corporation, 32605 West Twelve Mile Road, Suite 250, Farmington Hills, Michigan 48334,

Attn: Kim Chartrand, Stock Option Administration, before 5:00 p.m., Eastern Time USA, on or before December 13, 2002. We will not make any exceptions with regard to this deadline and will not process any acceptances that are received after the deadline.

      Optionees who are not accepting this offer are requested to advise us that they are declining the offer by so indicating on their Letter of Transmittal and returning their Letter of Transmittal to the attention of the Stock Option Exchange as described above.

      We are not making this offer to, and will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. We may, however, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU TO AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL AND COVER LETTER. IF ANYONE PROVIDES YOU WITH ANY SUCH INFORMATION OR REPRESENTATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

	Summary Term Sheet	4
1.	Number of Options; Expiration Date	11
2.	Purpose of the Offer	11
3.	Procedures for Electing to Exchange Options	13
4.	Withdrawing Your Election	13
5.	Acceptance of Options for Exchange and Issuance of New Options	14
6.	Conditions of the Offer	14
7.	Price Range of Common Stock	15
8.	Source and Amount of Consideration; Terms of New Options	16
9.	Information About Covansys	16
10.	Interests of Directors and Officers; Transactions and Arrangements Concerning Options	17
11.	Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer	17
12.	Legal Matters; Regulatory Approvals	18
13.	Material Federal Tax Consequences	18
14.	Extension of Offer; Termination; Amendment	20
15.	Fees and Expenses	20
16.	Additional Information	21
17.	Miscellaneous	22
18.	Appendix A (General Information On Covansys Corporation 1996 Stock Option Plan)	A-1

SUMMARY TERM SHEET

      The following section answers some of the questions that you may have about this offer, however, it is only a summary and you should read carefully this entire offer to exchange and the accompanying materials that will be sent directly to you regarding this offer to exchange.

GENERAL QUESTIONS ABOUT THE PROGRAM

1. What securities are we offering to exchange?

      We are offering to exchange certain stock options to purchase shares of Covansys Common Stock that are outstanding under the Covansys Corporation 1996 Stock Option Plan (the “Plan”)

2. Why are we making the offer to exchange?

      The Board of Directors approved the offer to exchange because the current market price of our stock has fallen below the exercise price for many employees who have outstanding Covansys stock options. Since we believe these options are unlikely to be exercised in the foreseeable future, we have decided to offer our employees an opportunity that we believe will deliver more value. This program is completely voluntary and will give employees a choice on whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for new options which we believe have a potential for a greater return.

3. Who is eligible?

      Any active employee of Covansys with a current stock option granted under the U.S. Covansys Corporation 1996 Stock Option Plan is eligible to participate in this offer. Non-employee members of Covansys’ Board of Directors are not eligible to participate (see also question #21).

4. Are overseas employees eligible to participate?

      Any active employee of Covansys with a current stock option granted under the Plan is eligible to participate in this offer. Special considerations may apply to employees located abroad in some countries; the application of local taxation rules may have an impact upon participation in this offer or the new option grant. We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

5. How does the exchange work?

      Individualized materials pertaining to the offer to exchange will be sent to eligible employees on or about December 2, 2002 once we have received SEC approval. It will require those employees to make a voluntary election, which if made will be irrevocable effective 5:00 p.m. Eastern Time USA on December 13, 2002. Outstanding stock options that are exchanged with new option grants will be issued on the replacement grant date which we expect to be on or about July 1, 2003, but in no circumstances earlier than six months and a day from the date of cancellation, and will be priced at Covansys’ closing market price on the replacement grant date.

6. How did you determine the number of options that would be replaced?

      Mercer Human Resource Consulting has been retained by Covansys to calculate the Black-Scholes value and replacement ratio of every individual outstanding stock option grant. Black-Scholes is a valuation methodology commonly used by organizations to determine a present value for a future right to purchase a share of stock based on a number of factors including current trading price, volatility and the remaining term of the option. The total number of new options an employee will be offered will be determined by dividing their current outstanding options by the replacement ratio calculated for that cancelled stock option grant. An additional premium of 15% is being added for participants excluding the co-chairman, CEO and the direct reports to the CEO. The premium is calculated by multiplying 15% by the number of new options determined from applying the Black-Scholes replacement ratio. You will receive more information pertaining to your specific replacement ratios when you receive your individualized materials.

7. What do I need to do to participate in the offer to exchange?

      You will receive a letter of transmittal with your individualized materials on or about December 2, 2002 that you must complete and sign. Covansys Stock Option Administration must receive your election in their possession no later than 5:00 p.m. Eastern Time USA on December 13, 2002. You may return your form either by fax (248) 488-0516 or by mail to Kim Chartrand, Covansys, 32605 West 12 Mile Rd., Ste 120, Farmington Hills, MI 48334, USA using the enclosed self-addressed stamped envelope.

8. Is this a repricing of stock options?

      This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee’s current options would be immediately repriced and Covansys would incur a variable accounting charge. The accounting rules for such repricings under generally accepted accounting principles would potentially create significant volatility in the net income reported by Covansys as the expense related to the repriced options would fluctuate with future changes in the price of Covansys shares.

9. Why can’t Covansys just reprice my options, as other companies have done?

      If we were to simply reprice options we would be required to take a charge against earnings on any future appreciation of the repriced options. This could, ultimately, negatively impact the value of the Covansys stock you might own.

10. Why doesn’t Covansys just re-issue new option grants?

      Because of the large number of underwater options currently outstanding at Covansys, a total grant of new options would have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, Covansys has a limited pool of options that it is allowed to grant without stockholder approval.

11. Are there other requirements for the exchange?

      Before we can offer you this exchange Covansys must obtain approval from the Securities and Exchange Commission (SEC). We believe that will take approximately thirty (30) days. Covansys will be filing for that approval at the end of October 2002. That filing is a public document. After we have received approval, we will send all eligible employees individualized documents with information about the exchange, their current outstanding stock options and a form to make their elections

12. If I participate, what will happen to my current options?

      Option grants designated by you to be exchanged under this program will be cancelled effective 5:00 p.m. Eastern Time USA on December 13, 2002. Any vesting that you have on those outstanding options will not transfer over to the new option grant.

13. What is the deadline to elect to exchange and what do I need to do?

      The deadline to participate in this program is 5:00 p.m. Eastern Time USA on December 13, 2002 unless we extend it. This means that Covansys Stock Option Administration must have your form in their possession before the above noted time and date. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 6:00 a.m. Eastern Time USA on the next business day following the previously scheduled expiration of the offer period. If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer.

      To participate, you must complete the letter of transmittal, sign it, and ensure that Covansys Stock Option Administration receives it in their possession no later than 5:00 p.m. Eastern Time USA on December 13, 2002. You may return your form either by fax (248) 488-0516 or by mail to Kim Chartrand, Covansys, 32605 West 12 Mile Rd., Ste 120, Farmington Hills, MI 48334, USA.

14.	What will happen if I do not turn in my letter of transmittal by the deadline of 5:00 p.m. Eastern Time USA on December 13, 2002?

      If we do not receive in our possession your enclosed election form by the deadline, then you will not be able to participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. By not assuring that your letter of transmittal is in the Covansys Stock Option Administration’s possession by 5:00 p.m. Eastern Time USA on December 13, 2002 you have elected not to participate and this decision is irrevocable.

15.	What if I elect to exchange option grants and then change my mind. During what period of time may I withdraw previously elected option grants?

      If you elect to exchange option grants and then change your mind you may cancel your election at any time before 5:00 p.m. Eastern Time USA on December 13, 2002. If we extend the offer beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the offer. To withdraw options elected for exchange, you must deliver to Covansys Stock Option Administration a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the options elected for exchange. Once you have withdrawn the options, you may re-elect to exchange the options only by again following the delivery procedures described above.

16.	If I participate in this exchange am I eligible to receive future grants during the period when my options are cancelled and I am waiting to receive the new option grant?

      Because of the accounting limitations, participants in this program are ineligible for any additional stock options grants until after the replacement grant date. Please note that any future incentive stock grants for employees participating in this program will be deferred until after the replacement grant date.

17. Is there any tax consequence to my participation in this exchange?

      We know of no adverse tax consequence that will impact any employee in the United States with respect to options exchanged and granted under this program. If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. Again, special considerations apply to employees located abroad. In some countries, the application of local taxation rules may have an impact upon the new option grant. Because each employee’s circumstances can potentially be different we recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the offer.

18. How do I know if participating in this program is the right thing to do?

      Participation is completely voluntary. The program does carry some risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price.

19. What does our Board of Directors think of the offer?

      Although our Board of Directors has approved this offer, neither Covansys nor its Board of Directors makes any recommendations as to whether you should elect to exchange or refrain from exchanging your options.

20.	What happens if my employment at Covansys ends between the date my option grants are cancelled and the replacement grant date?

      IF YOU ARE NOT AN ACTIVE EMPLOYEE OF COVANSYS OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN SUBMITTED FOR EXCHANGE. YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE. The election transmittal form will be irrevocable effective 5:00 p.m. Eastern Time USA on December 13, 2002. Therefore, if you leave Covansys or one of its subsidiaries voluntarily, involuntarily, or for any reason, before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the new grant that would have been issued on the replacement grant date.

21.	What happens if I am on approved leave of absence during the offer period and/or on the replacement grant date?

      If you are on an approved leave of absence you are eligible to participate in the offer, however, if you have not returned to full active duty and on payroll for Covansys or one of our subsidiaries on the replacement grant date, you will not receive any new options in exchange for your options that have been submitted for exchange.

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

22. Which options can be cancelled?

      If an employee elects to participate in this offer, the employee must also elect to cancel all options granted under an eligible option plan to such employee on or after May 1, 2002. In addition, the employee can voluntarily elect to cancel one or more eligible options grants.

23. Can I choose which grants I want to cancel, if I have multiple grants?

      You may choose to cancel one or more grants. However, you must cancel all of the outstanding options within a grant. Partial cancellations within a grant are not allowed regardless of whether all or part of options are vested or unvested.

24. Can I cancel the remaining portion of an option grant that I have already partially exercised?

      Yes, any remaining outstanding, unexercised options can be cancelled whether it is vested or unvested. The new grant will be only in replacement of cancelled options.

25. If I choose to participate, what will happen to my options that will be cancelled?

      If you elect to participate in this program, then on December 13, 2002, effective at 5:00 PM Eastern Time USA, all of the cancelled outstanding options will go back to the reserve pool of options established by the Covansys Corporation 1996 Stock Option Plan.

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

26. What will be my new option share amount?

      Employees who participate in this program will receive a new replacement stock option on the replacement grant date. Mercer Human Resource Consulting has been retained by Covansys to calculate the Black-Scholes value and replacement ratio of every individual outstanding stock option grant. The total number of new options an employee will be offered will be determined by dividing their current outstanding options by the replacement ratio calculated for that option grant. An additional premium of 15% is being added for participants excluding the co-chairman, CEO and the direct reports to the CEO. The premium is calculated by multiplying 15% by the number of new options determined from applying the Black-Scholes replacement ratio to your current outstanding options.

27. Will the terms of the new option be the same as the cancelled option?

      Each new option will be granted under an eligible option plan pursuant to a new option agreement between you and Covansys. The new option(s) will have substantially the same terms and conditions as the cancelled option, apart from its strike price and the following:

a.)	The elimination of the loan provision

b.)	Changes to the exercise period for vested stock options as outlined below:

Retirement:	30 days after termination to 18 months after termination
Permanent Disability:	30 days after termination to 18 months after termination
Death:	30 days after termination to 18 months from the date of death
Other:	30 days after termination to 30 days after termination
For Cause:	30 days after termination to Immediate

28. What will be my new option exercise price?

      The exercise price for the new options, which will be granted on the replacement grant date, will be at the Covansys’ closing market price on that date. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

29. What will my new option type be, incentive stock option or nonstatutory stock option?

      The new options will be incentive stock options up to the maximum amount allowed by law. The balance, if any, will be non-qualified stock options.

30. When will I receive my replacement options?

      We will grant the new options on the replacement grant date. If we cancel options elected for exchange on December 13, 2002, the replacement grant date of the new options will be on or about July 1, 2003 but in no circumstances earlier than six months and a day from the date of cancellation. The replacement options will vest over three years. Prior vesting on the cancelled stock options will not transfer over to the new options.

31. Why won’t I receive my new options immediately after the expiration date of the offer?

      If we were to grant the new options on any date that is earlier than six months and one day after cancellation, it would be considered a repricing and we would be required to take a charge against earnings on any future appreciation of the repriced options. This could, ultimately, negatively impact the value of the Covansys stock you might own.

32.	More and more companies are reporting stock options as a compensation expense. Why isn’t Covansys?

      While some companies have decided to expense stock options other companies have not decided to adopt the expensing of stock options. Most of those companies that have elected to expense stock options limit stock option grants to a relatively small percentage of their total employee population.

33.	When will I see the new options at E-Trade, when will I receive my new option notice, and when will I be able to exercise?

      We anticipate that you will see your new options in your account at E-Trade within approximately six weeks of the replacement grant date. To permit us to handle administrative matters related to the grant, we anticipate that your new option notice and agreement will be sent to you within four to six weeks after the replacement grant date.

34. How can I view a summary of my options?

      All employees will be able to view their stock options via their E-Trade account when the option grants are posted. E-Trade is the service that we use to afford employees an ability to view their stock options online, 24 hours a day. You should have already received your welcome kit from E-Trade if you are an existing holder of stock options. First time stock option holders will receive a welcome kit directly from E-Trade.

35. What will be the vesting schedule of my replacement options?

      All replacement options granted in this program will vest on a three year vesting schedule of 33% on the one year anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date. THEREFORE, ALL EMPLOYEES ELECTING TO CANCEL OPTIONS WILL LOSE ANY VESTING THAT THEY CURRENTLY HAVE ON THE OPTION GRANTS THEY ELECT TO CANCEL.

36. What will be the terms and conditions of my replacement options?

      Except for the new option exercise price, the elimination of the loan provision, and changes to the exercise periods for vested stock options, the terms and conditions of your replacement options will be substantially the same as the cancelled options.

37. Can I have an example of a replacement ratio?

      This is just an example for illustrative purposes but based on preliminary calculations replacement ratios may range from 8:1 to 1:1 depending on a number of factors related to the cancelled options such as the Black-Scholes value, your exercise price, and the original expiration date of the options. Actual replacement ratios may vary.

38.	After the re-grant, what happens if again the exercise price of my options is above the market price of Covansys stock?

      We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country particularly in our industry. Therefore, this is considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

39. What do I need to do to participate in the offer to exchange program?

      To participate, you must complete the letter of transmittal, sign it, and ensure that Covansys Stock Option Administration receives it no later than 5 p.m. Eastern Time USA on December 13, 2002. You can return your letter either by fax (248) 488-0516 or by mail to Kim Chartrand, Covansys, 32605 West 12 Mile Rd., Ste 120, Farmington Hills, MI 48334, USA using the enclosed self-addressed stamped envelope.

40. What do I do if I have further questions?

      We will have very little information to share with you until we receive SEC approval which we anticipate receiving at the end of November. Once we receive SEC approval, individualized information will be mailed to the homes of all eligible employees. Please carefully review this detailed information and consider speaking with your personal tax or financial advisor. A special Stock Option Email address has been established to answer your questions. That email address is stockoptions@covansys.com.

THE OFFER

1. Number of Options; Expiration Date

      We are offering to exchange new options to purchase our Common Stock in return for all unexercised outstanding options held by employees. We estimate that as of the date of this offer, options to purchase 5,203,162 of our Common Stock are eligible for exchange.

      Our offer is subject to the terms and conditions described in this Offer to Exchange and the Letter of Transmittal. We will only accept options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the offer expires on the “expiration date” as defined below.

      If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our Common Stock based on your personal replacement ratio as calculated by Mercer Human Resource Consulting using the Black-Scholes Valuation Model (“your exchange ratio”). The exact number of option shares that you have now and the exact number of option shares that you will receive if you elect to accept this Offer to Exchange is set forth in an attachment to the enclosed Letter of Transmittal. All new options will be issued under the same Plan that covered the old options. You will also receive a new option agreement between you and Covansys.

      IF YOU ARE NOT AN EMPLOYEE OF COVANSYS OR ITS SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT YOU ELECT TO EXCHANGE IF YOU ARE NOT AN EMPLOYEE OF COVANSYS OR ITS SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS.

      The term “expiration date” means 5:00 p.m., Eastern Time USA, on December 13, 2002 unless and until we, in our discretion, extend the period of time during which the offer remains open. The term “expiration date” will refer to the latest time and date on which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate or amend the offer.

      If we decide to take any of the following actions, we will provide you with notice and may extend the offer for a period of ten business days after the date of such notice:

a) we increase or decrease your exchange ratio; or

b) we increase or decrease the number of options eligible to be exchanged in the offer.

      A business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2. Purpose of the Offer

      We issued the options under our Plan to provide our employees with an opportunity to acquire a proprietary interest in Covansys, thereby aligning their interests with our shareholders and providing them with an incentive to devote their efforts and skills to the success of Covansys.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. We believe that in light of the recent market conditions, many of these outstanding options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the closing sales price of our Common Stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for our employees and thereby maximize shareholder value. Employees that elect not to exchange their options will not be penalized in any respect and will be eligible to receive future option grants.

      Due to the large number of underwater options that we currently have outstanding, a total re-grant of new options would have a severe negative impact by significantly increasing the number of outstanding shares and causing additional dilution to our shareholders. Further, Covansys has a limited number of option shares that are available for grant under the Plan and therefore we must conserve our available options.

      THERE CAN BE NO GUARANTEE THAT THE MARKET PRICE ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF YOUR NEW STOCK OPTION) WILL BE LESS OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING STOCK OPTION OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

      We reserve the right, in the event of a merger or similar transaction, or in the event of a sale of a business unit, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interests of Covansys and its shareholders. This could include steps which could preclude current option holders from being eligible to receive new options on the option replacement date. If we were to take such steps in connection with such a transaction, option holders that elected to exchange their options would not be eligible to receive options to purchase the securities of the acquiror or to receive any other consideration for their exchanged options.

      Subject to the foregoing, except as otherwise described or referred to in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

a)	an extraordinary corporate transaction, such as a merger or reorganization involving the sale of Covansys or any of our material subsidiaries;

b) any sale of a material amount of our assets or any of our subsidiary’s assets;

c) any material change in our present dividend policy, or our indebtedness or capitalization

d)	any change in our present board of directors or senior management, including a change in the number or terms of directors or a change to fill any existing board vacancies or to change any executive officer’s material terms of employment.

e) any other material change in our corporate structure or business;

f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

g)	our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

h)	the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

i)	the acquisition or disposition by any person of any of our securities other than in connection with our employee benefit plans or upon the conversion of outstanding convertible securities; or

j)	any material change in our articles of incorporation or bylaws, or any action that may make it more difficult for any person to acquire control of Covansys.

      From time to time, we receive inquiries regarding potential transactions which could ultimately result in our acquiring assets or businesses in exchange for our stock, cash or a combination of stock and cash.

      Neither we nor our Board of Directors are making any recommendation whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. Under certain circumstances, you could fare worse financially by electing to exchange your options than if you elect not to exchange your options. You are urged to evaluate carefully all of the information in this Offer to Exchange and consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3. Procedures for Electing to Exchange Options

      Proper Election. To elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the accompanying Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal along with any other required documents. We will only accept a paper copy of your Letter of Transmittal. Delivery by e-mail will not be accepted. You do not need to return your stock option letter agreements for your old options to effectively elect to accept this offer.

      THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, IS AT YOUR RISK. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

      If you do not turn in your Letter of Transmittal by the deadline, you will not be able to participate in this offer and all stock options currently held by you will remain intact at their original price and terms.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Provide Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, eligibility (including time of receipt), and acceptance of Letters of Transmittal and any letters to withdraw a previously tendered Letter of Transmittal. Our determination of these matters will be final and binding on all parties. We may reject any and all elections to exchange options that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elections that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Letter of Transmittal or letter of withdrawal with respect to any particular option or any particular option holder. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failing to provide notice of such defects or irregularities.

      Our Acceptance Constitutes an Agreement. If you elect to exchange your options according to the procedures described above, you will be deemed to have accepted the terms and conditions of this offer. OUR ACCEPTANCE OF YOUR ELECTION WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly, after the expiration of the offer, all properly submitted options that have not been validly withdrawn.

4. Withdrawing Your Election

      You may only withdraw the options you have elected to cancel (“your elected options”) in accordance with the provisions of this Section 4. If you elect to accept the offer and exchange your elected options and you later want to withdraw or otherwise modify your election to reject the offer or to return different options in a manner that complies with the terms and conditions of this offer, you must submit a change of election to the attention of Nathaniel Walker, VP Compensation and Benefits, 32605 W. 12 Mile Suite 250, Farmington Hills, MI 48334, in the form of a letter of withdrawal in which you advise of your change. The letter of withdrawal must include your name, the grant date, exercise price, and total number of shares included in each option, and the total number of option shares to be withdrawn. We will only accept a paper copy of your letter of withdrawal.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

      Neither Covansys nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including the time of receipt, of letters of withdrawal. Our determination regarding these matters will be final and binding.

5. Acceptance of Options for Exchange and Issuance of New Options

      On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancellation any options properly elected for exchange. You will be granted new options on the replacement grant date, which will be on or about July 1, 2003, but in no circumstances earlier than six months and a day from the date of cancellation. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on the date of a meeting of the Compensation Committee of the Board of Directors held at least six months and one day after the expiration date.

      If we accept the options that you have elected to exchange in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you may have otherwise been eligible before the replacement grant date. This restriction prevents us from incurring compensation expense against our earnings which would result because of accounting rules that could apply to these interim option grants as a result of the offer.

      Your new options will entitle you to purchase a number of shares of our common stock that is calculated based on the Black-Scholes value and replacement ratio as calculated by Mercer Human Resource Consulting, as adjusted for any stock splits, stock dividends or similar events.

      IF YOU ARE NOT AN EMPLOYEE OF COVANSYS OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

      If you leave Covansys or one of its subsidiaries voluntarily, involuntarily, or for any other reason before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been issued on the replacement grant date.

      For purposes of the offer, we will be deemed to have accepted options for exchange that are validly elected for exchange and not properly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently anticipate that you will receive the new option grant documents within six weeks of the new option grant date.

6. Conditions of the Offer

      We will not be required to accept any options that are elected for exchange, and we may terminate or amend the offer or postpone our acceptance and cancellation of any option elected for exchange if at any time prior to the expiration date, we determine that any of the following events have occurred:

a) any action or proceeding by any government, governmental agency, regulatory or administrative agency, tribunal or authority or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange, the issuance of new options, or otherwise relates to the offer or that in our judgment could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of Covansys or our subsidiaries, or materially impair the benefits that we believe we will receive from the offer;

b) any action has been threatened or taken, or any approval withheld, by any court, authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

i)	make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer;

ii)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

iii)	materially impair the contemplated benefits of the offer to us; or

iv)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

c) there has occurred:

i)	any general suspension of trading in, or limitation of prices for, securities on any national securities exchange or in the over-the-counter market;

ii)	the declaration of a bank moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

iii)	the commencement of war, armed hostilities or other international or national crises directly or indirectly involving the United States;

iv)	the decline of the Dow Jones Industrial Average or the Standard and Poors Index of 500 Companies by an amount in excess of 10% during any time period after October 29, 2002;

v)	another person publicly makes or proposes a tender offer or exchange offer with respect to some or all of our outstanding stock, or proposes a merger or acquisition;

vi)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 shall have acquired or proposed to acquire more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or 13G with the SEC on or before October 29, 2002.

vii)	any person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 29, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;

viii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

ix)	any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us; or

x)	any change in generally accepted accounting principles which would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer.

      The above listed conditions are for our benefit. We may assert or waive them at our discretion regardless of the circumstances giving rise to them prior to the expiration date. Our failure at any time to exercise any of these rights shall not be deemed to be a waiver of our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding on all option holders.

7. Price Range of Common Stock

      Our common stock is quoted on the Nasdaq National Market under the symbol “CVNS”. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock as reported on the Nasdaq National Market. All share prices have been adjusted to reflect the two-for-one stock split that was effective on                     .

Quarter ended	High	Low

December 31, 2002 (through October 25, 2002.)	$3.34	$1.77
September 30, 2002	$6.10	$1.70
June 30, 2002	$9.17	$5.28
March 31, 2002	$10.69	$7.30

December 31, 2001	$9.98	$6.38
September 30, 2001	$13.32	$7.45
June 30, 2001	$13.65	$8.61
March 31, 2001	$13.19	$9.13

December 31, 2000	$13.75	$6.25
September 30, 2000	$20.75	$11.25
June 30, 2000	$24.88	$15.94
March 31, 2000	$28.00	$16.63

      As of October 25, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $3.34 per share.

      WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK PRIOR TO DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8. Source and Amount of Consideration; Terms of New Options

      Consideration. We will issue the amount of new options to purchase shares of common stock as calculated under the Black-Scholes value and replacement ratio as calculated by Mercer Human Resource Consulting for outstanding options properly elected and accepted for exchange by us.

      Terms of New Options. The new options will be issued under the Plan. We will issue a new option agreement to each option holder who has elected to exchange options in the offer. Each new option will vest over three years from the date of issue regardless of whether the old option was fully vested. Except for the exercise price, the vesting schedule and the removal of the company loan provision and changes to exercise period of vested options, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange. The new options will be incentive stock options up to the maximum amount allowed by law. The balance, if any, will be non-qualified stock options.

      The terms and conditions of current options under the Plan are set forth in the option agreement you entered into in connection with the grant. A copy of the Plan is attached to this Offer to Exchange as Appendix A.

U.S. Federal Income Tax Consequences of Options.

      You should refer to Section 13 for a discussion of U.S. federal income tax consequences of the new options as well as the consequences of accepting or rejecting the new options under this Offer to Exchange. However, you should consult with your own tax adviser for more information.

9. Information About Covansys

      Covansys is a global consulting and technology services company specializing in integration services and strategic outsourcing through an onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sector. We believe that we have one of the largest offshore capabilities of any technology services provider based in the United States.

      Additional information about Covansys is available from the documents under Section 16 (Additional Information).

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning Options

      Please see our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on April 30, 2002 for information regarding the amount of our securities beneficially held by our executive officers as of December 31, 2001.

      The following table lists the number of options held by each executive officer, the date of grant and the exercise price of each option which are eligible to be exchanged in this offer.

			Range of	Range of
Name	Title	# Options	Dates of Grant	Exercise Prices

Brooks, Wiliam*	Director	19,000	11/6/98 - 1/1/02	$ 8.93 - $22.75
Clague, Martin C.	CEO	500,000	1/2/2002	$ 9.00 - $30.00
Conway, Kevin*(1)	Director	11,000	4/6/00	$21.00
Duffey, Michael	EVP	150,000	9/12/01	$11.14
Kearns, James	SVP	25,000	11/13/00 - 7/2/01	$10.46 - $10.94
Land, Douglas*	Director	21,000	11/6/98 - 1/1/02	$ 8.93 - $22.75
Lautenbach, Ned*(1)	Director	11,000	4/6/00	$21.00
Machtley, Ronald*	Director	19,000	11/6/98 - 1/1/02	$ 8.93 - $22.75
Malhotra, Arvind	SVP	49,218	3/3/97 - 7/2/01	$ 6.00 - $21.00
Massey, Gerald	EVP	110,000	11/1/00 - 7/2/01	$10.23 - $10.94
Stanley, John*	Director	40,000	6/3/97 - 1/1/02	$ 8.93 - $22.75
Stella, Frank*	Director	20,000	11/6/98 - 1/1/02	$ 8.93 - $22.75
V. V. Sundaram	EVP	58,896	9/12/96 - 11/13/00	$ 4.21 - $21.00
Vaishya, Venu	EVP	42,000	4/1/99 - 7/2/01	$10.94 - $21.00
Vattikuti, Rajendra	Director	85,000	11/6/98 - 4/6/00	$17.75 - $22.75
Velu, Siva	EVP	120,725	4/1/99 - 4/6/00	$10.94 - $21.00
Wasserman, David*(1)	Director	11,000	4/6/00	$21.00
Wolfe, Timothy	EVP	245,000	6/1/00 - 7/2/01	$10.94 - $21.50

       *  Our non-employee directors are ineligible to participate in this offer to exchange.

(1)	Messrs. Conway, Lautenbach and Wasserman were granted the options listed above, however, in accordance with their employment relationship with Clayton Dubilier & Rice, the options were actually issued to CDR.

11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

      Options that we acquire pursuant to the offer will be canceled and the shares of stock that may be purchased under those options will be returned to the pool of shares available for grants of new options under the Plan and for issuance upon the exercise of the new options without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market.

      We believe that Covansys will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any new options until a business day which is at least six months and one day after the date that we accept and cancel options elected for exchange; and the exercise price will equal the market value of the common stock on the date we grant the new options.

      If we were to grant any options to any option holder prior to the replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder’s option shares elected for exchange. In this event we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period during which the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based upon the increases and decreases in the market value of our common stock.

12.	Legal Matters; Regulatory Approvals

      We are not aware of any license or regulatory permit that appears to be material to business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of our options as contemplated herein. If any approval or action is required, we presently intend to seek the approval or take the necessary action. We cannot assure you that we would be able to obtain the approval or take the necessary action or that seeking such approval or taking such action would not result in adverse consequences to our business. Our obligation under the offer to accept exchanged options and to issue new options is subject to the conditions described in Section 6.

13.	Material Federal Tax Consequences

      The following is a general summary of the material federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation, or any other form of taxation that may be applicable to an option holder. If you are an employee residing outside the United States, the discussion in this section will generally not apply to you. We recommend that you consult with your own tax advisor with respect to federal, state, local and foreign tax consequences of participating in the offer to exchange.

      We believe that the exchange will be treated as a non-taxable exchange. If you exchange outstanding incentive or non-qualifying stock options for new options, you will not be required to recognize income for U.S tax purposes at the time of the exchange.

      At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income in the United States.

      If you exchange your non-qualifying stock options and we accept your non-qualifying stock options, any new options you are granted will be non-qualifying stock options. If you exchange your incentive stock options and we accept your incentive stock options, any new options you are granted will be either incentive stock options or non-qualifying stock options. The U.S federal income tax consequences of incentive stock options and non-qualifying stock options are further described below.

      If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum number that such stock options qualify as incentive stock options. A new option may not entirely qualify as an incentive stock option, even though the option tendered did so qualify, because the fair market value of our shares subject to incentive stock options that first become exercisable by you in any calendar year cannot exceed $100,000. Any excess option shares which cannot be granted as incentive stock options under this rule will be deemed to be non-qualifying stock options. For this purpose, the $100,000 limitation is determined using the fair market value of the underlying stock at the date of grant of the new option. This rule may result in some or all of your new options being treated as non-qualifying stock options.

      U.S. Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current U.S. income tax if you elect to exchange your incentive stock options for new options. If as a result of the exchange you are granted non-qualifying stock options in exchange for some or all of your incentive stock options, the non-qualifying stock options granted to you will be subject to different tax treatment than if you continued to hold incentive stock options. You should refer to the discussion below under “U.S. Federal Income Tax Consequences of Nonqualified Stock Options” for a general discussion of the U.S. federal income tax treatment of your new non-qualified options. If as a result of the exchange you are granted incentive stock options in exchange for some or all of your incentive stock options, the incentive stock options granted to you will be treated as new options subject to the tax treatment (including new applicable holding periods) generally described below.

      We do not believe that our offer to you will change any of the terms of your eligible options if you do not accept the offer. However, if you choose not to accept this offer, it is possible that the U.S. Internal Revenue Service could decide that the right to exchange your incentive stock options under this offer is a modification of your incentive stock options. A successful assertion by the U.S. Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

      Under current U.S. law, generally you will not realize taxable income when the incentive stock options are granted to you under our option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchase under the incentive stock option (which is generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the incentive stock option. The proposed regulations will not become effective unless and until they are published as final regulations. Except in certain circumstances that are described in our option plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

      If you sell common stock that you acquire by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is qualifying or disqualifying. The disposition of the common stock is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

      If the disposition of the common stock you receive when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not a qualifying, disposition (i.e., a disqualifying disposition), then the lesser of (a) the excess of the fair market value of the common stock on the date the option was exercised over the exercise price, or (b) subject to certain exceptions, the excess of the sales proceeds over the exercise price, will be taxable ordinary income to you at the time of the sale. The remaining amount of the gain, if any, in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

      If you sell the common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you complete the sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, subject to certain limitations, we will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable tax reporting requirements.

      Based on proposed regulations issued by the Internal Revenue Service in 2001 and other U.S Treasury Department News releases and Notices, employers will not generally be required to withhold FICA and Medicare tax and federal income tax with respect to the exercise of an incentive stock option or disposition of stock acquired as a result of the exercise of an incentive stock option until at least two years after such proposed regulations become final regulations.

      U.S. Federal Income Tax Consequences of Non-Qualified Stock Options. Under current U.S. law, you will not realize taxable income upon the grant of nonqualified stock options under our option plans. However, when you exercise the option, the difference between the exercise of price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you and, if you are an employee, then you will be subject to withholding of income and U.S. employment taxes at that time. Subject to certain limitations, we will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable tax reporting requirements.

      The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized at the time of exercise. These capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option to you at the time of the sale.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME TAX CONSEQUENCES AND ANY CONSEQUENCES OF ANY OTHER FORM OF TAXATION OF PARTICIPATING IN THE OFFER

14. Extension of Offer; Termination; Amendment

      We may, at any time and from time to time, extend a period of time during which the offer is open and delay accepting options for exchange by publicly announcing the extension to the option holders.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.

      If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 am Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be issued by press release.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d) (2) and 13e-4(e) (3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought will depend on the facts and circumstances. If we decide to do any of the following actions, we will publish notice of the action:

a) we increase or decrease what we will give you in exchange for your options; or

b) we increase or decrease the number of options eligible to be exchanged in the offer.

      If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will extend this offer for a period of ten business days after the date the notice is published.

15. Fees and Expenses

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

16. Additional Information

      We recommend that, in addition to this Offer to Exchange and the Letter of Transmittal, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to exchange your options:

a) our annual report on Form 10-K for our fiscal year ended December 31, 2001 filed with the SEC on March 14, 2002;

b) our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002, filed with the SEC on May 15, 2002 and August 12, 2002, respectively;

c) our definitive proxy materials for our 2002 annual meeting of shareholders, filed with the SEC on April 30, 2002;

d) our description of our common stock included in our registration statement on Form 8-A, as filed with the SEC on February 13, 1997 including any amendments or reports we file for the purpose of updating that description;

e) our Form S-8 (registering shares to be issued under the Plan) filed with the SEC on September 11, 1997;

f) our Form S-8 (registering additional shares to be issued under the Plan) filed with the SEC on June 30, 1998;

      The SEC file number for these filings is 0-22141. These filings, our other annual, quarterly and current reports, our proxy materials and our other SEC filings may be examined, and copies obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

      You many obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

      Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market under the symbol “CVNS” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Covansys Corporation
32605 West Twelve Mile Road, Suite 250
Farmington Hills, MI 48334
Attn: Investor Relations

or by telephoning us at (248) 848-2217 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday.

      As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. If you find inconstancies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Exchange about Covansys should be read together with the information contained in the documents that we have referred to you.

17. Miscellaneous

      This Offer to Exchange and our SEC reports referred to above may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this Offer to Exchange, the words “anticipate”, “believe”, “estimate”, “expect”, “intend” or “plan”, as they relate to Covansys or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial condition and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Our actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include the failure to recruit and retain IT professionals, risks related to our merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, potential cost overruns on fixed-price projects, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature of termination provisions of our contracts, economic conditions unique to clients in specific industries, and limited protection of intellectual property rights. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      We are not aware of any jurisdiction where making the Offer to Exchange violates applicable law. If we become aware of any jurisdiction where making the Offer to Exchange violates applicable law, we will make a good faith effort to comply with such law. If we are unable to comply with such applicable law after a good faith effort to comply, this Offer to Exchange will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER TO EXCHANGE. YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE SPECIFICALLY REFERRED. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER TO EXCHANGE OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE ELSE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Covansys Corporation	October 29, 2002

APPENDIX A

GENERAL PLAN INFORMATION

Name of Plan:	Covansys Corporation 1996 Stock Option Plan (the “Plan”)

Securities Offered:	Options to Purchase the no par value common stock of Covansys (the “Company”).

Purpose of the Plan:	The purpose of the Plan is to encourage employees and other persons such as non-employee directors and consultants to have a greater financial investment in the Company through ownership of its common stock and to maintain and strengthen their desire to remain a part of the Company.

Termination of the Plan:	The Plan terminates on December 31, 2006 unless terminated or modified by the Board of Directors prior to December 31, 2006. No termination or modification of the Plan that materially and adversely affects the rights of an option holder may be made without the consent of such option holder.

Application of ERISA:	The Plan is not subject to any provisions of ERISA.

Administration of the Plan:	The Plan is administered by the Company’s Compensation Committee (the “Committee”) under the supervision of the Board of Directors (the “Board”). The Committee is comprised solely of members of the Board and are selected by the Board. Members of the Committee serve at the pleasure of the entire Board.

Additional Information:	Additional information about the Plan may be obtained by contacting Nathaniel Walker, VP Human Resources at (248) 848-2253.

SECURITIES OFFERED UNDER THE PLAN

Securities Offered:	Options to Purchase 13,247,454 shares of the Company’s no par value common stock are authorized for issuance under the Plan.

Description of Common Stock:	The Company’s authorized common stock consists of 200,000,000 shares of Common Stock. As of October 25, 2002, approximately 27,586,825 shares were outstanding and traded on the Nasdaq National Market. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company’s Board of Directors out of legally available funds. Holders of Common Stock have no preemptive, subscription or redemption rights, and there are no conversion or similar rights with respect to such shares.

PARTICIPATION IN THE PLAN

Who may participate:	Employees of the Company, and its parents or subsidiaries, who are executive, managerial or other salaried employees, including officers, are eligible to receive Incentive Stock Options under the Plan. Employees, non-employee directors and consultants are eligible to receive Nonqualified Options under the Plan. The aggregate fair market value of the stock with respect to which Incentive Stock Options granted to an individual first become exercisable in any calendar year shall not exceed $100,000.

Conditions of Participation:	Each option will be reflected in a written stock option agreement between the option holder and the Company. Such agreement will include the period of time which the Employee must remain in the continuous employ of the Company or a parent or subsidiary of the Company for the option to become exercisable.

Transferability of Options:	No option granted under the Plan shall be transferable, otherwise than by Will or the laws of descent and distribution, nor shall any option be pledged or hypothecated in any way.

PURCHASE OF SECURITIES PURSUANT TO THE PLAN

Purchase Price:	The purchase price of each share of common stock subject to an Incentive Stock Option granted pursuant to the Plan shall be at a price not less than the fair market value on the date of grant of the Stock Option as determined by the Board or the Committee. The consideration to be paid for the Shares to be issued upon exercise of a Stock Option or pursuant to a sale, including method of payment shall be determined by the Board and may consist entirely of cash, check, promissory note, or other Shares having a fair market value on the date of surrender equal to the aggregate exercise purchase price of the Shares as to which said option shall be exercised or sale consummated, or any combination of such methods of payment for the issuance of shares or upon such other terms and conditions or such other consideration as the Board or the Committee may deem appropriate. The Company will receive all proceeds of the Purchase Price.

Exercise of Option:	Any Option granted under the Plan shall be exercisable at such times and under such conditions as determined by the Board or the Compensation Committee, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares has been received by the Company. Each Optionee who exercises an Option shall, upon notification of the amount due (if any) and prior to or concurrent with delivery of the certificate representing the Shares, pay to the Company amounts necessary to satisfy applicable federal, state and local tax withholding requirements.

TAX EFFECTS OF PLAN PARTICIPATION

Federal Income Tax Consequences:	Options granted under the Plan will be either Incentive Stock Options (“ISOs”) or nonqualified options. If the shares acquired by a holder of the ISO are held for two years from the date the option was granted and one year from the date the option was exercised, (i) the Company receives no deduction and (ii) the optionee realizes no income for tax purposes either at the time of the grant or exercise of the ISO. The optionee will realize income or loss upon his or her subsequent sale of the option shares and the amount of any excess of the sale price over the option exercise price will be taxed as capital gain. Capital gain will be mid-term if the option shares are held for more than twelve months, and long-term if the option shares are held for more than eighteen months. The exercise of an ISO can have also have alternative minimum tax consequences to the optionee. Optionees should consult their own tax advisers regarding any alternative minimum tax consequences that may apply upon exercise of an ISO.

If, however, the shares are disposed of within either of the two periods mentioned above, the tax consequences for the Company and the optionee will be essentially as described below for nonqualified options. For this purpose a disposition includes a sale, exchange, gift or certain other transfers of legal title, but not a mere pledge.

The recipient of a nonqualified option will not realize any taxable income upon the grant of the option. Upon exercise of such option, the optionee will realize ordinary income in an amount generally measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price. Any ordinary income recognized upon exercise of a nonqualified option received in connection with employment by the Company will be classified as taxable wages subject to federal and state income tax withholding and social security withholding, which withholding taxes will be due and payable at the time the option is exercised (In the case of a disqualifying disposition of an ISO, no social security withholding is currently required) the Company will be entitled to a deduction in the same amount as the ordinary income realized by the optionee. Upon the sale of such shares, the optionee will realize short-term, mid-term or long-term capital gain or loss, depending upon the length of time the shares are held.

The preceding is a brief summary and is not meant to address all of the potential tax consequences relating to participation in the Plan. Optionees are urged to consult their own tax advisers regarding the grant, exercise and disposition of shares under the options and the state and local tax implications of same.

FORFEITURES AND PENALTIES

Termination of Employment:	Upon termination of the employment of the holder of an option for reasons other than death or disability, the rights of such holder shall be those contained in the holder’s stock option agreement.

Death or Disability of a Option Holder:	In the event of the death or disability of a holder of an option under the Plan, the option granted to him/her may be exercised after death or disability by the estate or legal representative of the holder if the option would have otherwise been exercisable. If the holder is employed by the Company at the time of death or disability, an Incentive Stock Options must be exercised within three months of termination of employment because of death or one year after the termination of employment because of disability. All options must be exercised during the option term and subject to all of the conditions of the Plan.